EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-1 on Form S-3 Registration Statement of our reports (Predecessor Company and Successor Company) dated March 30, 2004 relating to the consolidated financial statements (Predecessor Company and Successor Company) and financial statement schedules (Predecessor Company and Successor Company) of DDi Corp. and its subsidiaries, which appear in DDi Corp.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Orange County, California

April 5, 2004